Exhibit 12

                            MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES AND PREDECESSORS
                                              RATIO OF EARNINGS TO FIXED CHARGES
                                                    (dollars in thousands)

                                                                                  The Original Cookie Company, Incorporated
                                          Mrs.Fields, Inc. and                        and the Carved-out Portion of Hot Sam
                                             Subsidiaries                                      Company, Inc.

                                                                       DECEMBER                                         DECEMBER
                                                                          31,                                              31,
                                           FISCAL YEARS ENDED            1995                FISCAL YEARS ENDED           1995
                                    ---------------------------------               -----------------------------------
                                        31,         31,         30,       17,            31,       31,        30,       17,
                                    --------    --------    --------  --------        --------  --------   --------   --------
                                      1993        1994        1995      1996             1993     1994       1995       1996
                                     ------      ------      -------   ------         -------   --------   ---------   --------

Earnings:
     Net loss......................     $(2,243)    $(5,320)  $(2,368)   $(2,304)    $ (333)   $(5,355)     $(2,096)    $(5,645)
        Add: Income taxes..........          215         191      241        205        213        224          263           -
     Fixed charges.................        1,088       2,155       51         80      4,172      4,381        4,268       2,828
                                       -----------  --------  --------   --------    ---------  ---------    ---------   -----

         Total earnings (loss).....    $   (940)    $(2,974)  $(2,076)   $(2,019)    $ 4,052  $   (750)     $  2,435    $(2,817)
                                       =========    ========  ========   ========    =======  =========     ========    ========

     Fixed charges:
              Total fixed charges..    $   1,088    $  2,155  $     51 $       80    $ 4,172   $  4,381     $  4,268    $  2,828
                                       =========    ================== ==========    =======   ========     ========    ========

   Ratio of earnings to fixed
     charges.......................           -            -         -          -     0.97x           -        0.57x           -
                                    ==============================================   ===========================================
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     (a) For  purposes of  computing  the ratio of  earnings  to fixed  charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount,  noncash interest payments,  the interest component of any deferred  payment  obligations,  the  interest  component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts  and  the  product  of all  dividends  and  accretion  on  mandatorily redeemable  preferred stock multiplied by a fraction,  the numerator of which is one and the  denominator  of which is one minus the  current  combined  federal, state and local statutory tax rate. For fiscal years 1993, 1994 and 1995 and the period  December 31, 1995 through  September  17, 1996,  Mrs.  Fields,  Inc. and subsidiaries'  earnings were  insufficient to cover fixed charges by $2,082,000,
$5,129,000, $2,076,000 and $2,127,000, respectively. For fiscal years 1993, 1994 and 1995 and the period  December  31, 1995  through  September  17,  1996,  The
Original  Cookie  Company,  Incorporated  and the Carved-out  Portion of Hot Sam
Company,  Inc's. (combined) earnings were insufficient to cover fixed charges by
$120,000, $5,131,000, $1,833,000 and $5,645,000, respectively.


  Mrs. Fields' Original Cookies,  Inc. and Subsidiaries

                                      SEPTEMBER        FISCAL
                                       18, 1996         Year
                                       THROUGH         Ended
                                       DECEMBER       JANUARY
                                       28, 1996       3, 1998
Earnings:                              --------       -------
     Net income (loss).............    $  3,856       $    463
     Fixed charges.................       1,955          8,903
                                      ---------       --------
         Total earnings............       5,811          9,366
                                      =========       ========

     Fixed charges:
     Interest expense..............    $  1,793      $   7,830
     Preferred stock dividends.....         162          1,073
                                      ---------       --------
         Total fixed charges.......    $  1,955      $   8,903
                                       ========      =========

   Ratio of earnings to fixed              2.97x       1.05x
charges............................    =========      ========
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